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Exhibit 10.5

Amended Compensation Arrangement for Non-Executive Vice Chair
(As of July 27, 2006)

        The Non-Executive Vice Chair of Viacom's Board of Directors will receive annual cash compensation of $200,000, payable in equal installments quarterly in advance, and a per meeting attendance fee of $4,000. Grants awarded under the Company's 2006 Stock Option Plan for Outside Directors and the Company's 2006 RSU Plan for Outside Directors are not affected by the amendment.

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Amended Compensation Arrangement for Non-Executive Vice Chair (As of July 27, 2006)